Exhibit 99.2

American Residential Properties, Inc. Announces Pricing of Private Offering of $100 Million of 3.25% Exchangeable Senior Notes Due 2018

SCOTTSDALE, Arizona, November 21, 2013 - American Residential Properties, Inc. (NYSE: ARPI) (the "Company") today announced that American Residential Properties OP, L.P. (the “Operating Partnership”), the majority-owned subsidiary through which the Company conducts its operations, has priced a private offering of $100 million aggregate principal amount of the Operating Partnership's 3.25% Exchangeable Senior Notes due 2018, which will be sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will be senior unsecured obligations of the Operating Partnership and will be guaranteed by the Company on a senior unsecured basis. The Operating Partnership also granted the initial purchasers a 30-day option to purchase up to an additional $15 million aggregate principal amount of the notes to cover over-allotments, if any. Morgan Stanley, BofA Merrill Lynch, Barclays, Citigroup and Jefferies are acting as joint book-running managers for the offering. Closing of the sale of the notes is expected to occur on November 27, 2013.

The notes will pay interest semi-annually at a rate of 3.25% per annum and mature on November 15, 2018. The notes will have an initial exchange rate of 46.9423 shares of the Company’s common stock per $1,000 principal amount of the notes, representing an exchange price of approximately $21.30 per share of the Company’s common stock and an exchange premium of approximately 22.5% based on the last reported sale price of $17.39 per share of Company common stock on November 21, 2013. The initial exchange rate is subject to adjustment under certain circumstances. The notes will be exchangeable, under certain circumstances, for cash, for shares of the Company’s common stock or for a combination of cash and shares of the Company’s common stock, at the Operating Partnership’s election. The notes will also be exchangeable prior to the close of business on the second scheduled trading day immediately preceding the stated maturity date, at any time beginning on August 15, 2018, and also upon the occurrence of specified events. The number of shares of common stock that holders will be eligible to receive upon exchange of the notes may be subject to an "exchange share cap" unless and until the Company obtains stockholder approval to issue more than 19.99% of the Company’s common stock outstanding on the closing date, in accordance with the listing standards of the New York Stock Exchange. The exchange share cap is equivalent to the pro rata portion of such 19.99% limit represented by the notes to be exchanged. If the initial purchasers do not exercise any portion of their over-allotment option, the number of shares of the Company’s common stock deliverable upon exchange will not be subject to the exchange share cap. If the number of shares of common stock that holders will be eligible to receive upon exchange is subject to the exchange share cap, unless and until such stockholder approval is obtained, the Operating Partnership will be deemed to have elected to settle all exchanges of notes with a combination of cash and shares of common stock where the minimum amount of cash due upon settlement per $1,000 principal amount of notes exchanged will be the lesser of $1,000 and the exchange value of such note.

The Operating Partnership intends to use the net proceeds from the offering to reduce amounts outstanding under the Company’s senior secured revolving credit facility.

The notes and any shares of the Company's common stock that may be issued upon exchange of the notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This release shall not constitute an offer to sell or a solicitation of an offer to buy any of the notes or shares of the Company’s common stock, nor shall there be any sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such jurisdiction. Any offers of the securities will be made only by means of a private offering memorandum.

About American Residential Properties, Inc.
American Residential Properties, Inc. is an internally managed real estate company, organized as a real estate investment trust (REIT) for federal income tax purposes, that acquires, owns and manages single-family homes as rental properties.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company's present expectations, but these statements are not guaranteed to occur. For example, the fact that the offering described above has priced may imply that the offering will close, but closing is subject to conditions customary in transactions of this type and may be delayed or may not occur at all. In addition, the fact that the initial purchasers have an over-allotment option may imply that this option will be exercised. However, the initial purchasers are not under any obligation to exercise this option, or any portion of it, and they may not do so. Investors should not place undue reliance upon forward-looking statements.

SOURCE: American Residential Properties, Inc.

INVESTOR CONTACT:	American Residential Properties, Inc.
Shant Koumriqian
Chief Financial Officer
ir@americanresidentialproperties.com
480-474-4800

MEDIA CONTACT:	Financial Profiles, Inc.
Lisa Mueller
lmueller@finprofiles.com
310-478-2700 x21